NEWS RELEASE

Media Contact: Laura Schooler Marsh & McLennan Companies +1 212 345 0370 laura.schooler@mmc.com	Investor Contact: Dan Farrell Marsh & McLennan Companies +1 212 345 3713 daniel.farrell@mmc.com

MARSH & McLENNAN COMPANIES NAMES STACY MILLS
VICE PRESIDENT AND CONTROLLER
NEW YORK, December 14, 2017 - Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today announced the appointment of Stacy Mills as Vice President and Controller, effective January 1, 2018. In this role, Ms. Mills will serve as the firm’s Chief Accounting Officer and report to Mark McGivney, Chief Financial Officer of Marsh & McLennan Companies.
Since January 2015, Ms. Mills has served as Vice President and Deputy Controller of Marsh & McLennan Companies. Ms. Mills joined Marsh & McLennan in 1999 as Controller of Putnam Investments, and her prior Finance leadership roles include leading the firm’s Finance Transformation program and serving as Controller of Marsh, a wholly owned subsidiary of Marsh & McLennan. Previously, she served in corporate accounting and financial reporting roles at State Street Corporation, and in public accounting for Grant Thornton and Ernst & Young. Ms. Mills holds a BSBA in Accounting from Suffolk University.
“Stacy’s demonstrated leadership track record and deep corporate and public accounting experience make her ideally suited to serve as Controller and Chief Accounting Officer for Marsh & McLennan,” said Mr. McGivney. “I look forward to continuing to work closely with Stacy in her new leadership role.”
As Controller and Chief Accounting Officer, Ms. Mills succeeds Robert Rapport, who is retiring from Marsh & McLennan after having served as Controller since 1999. Mr. Rapport joined the Company in 1986 as Vice President, Audit and Control, responsible for Marsh & McLennan’s global internal audit function. Prior to joining Marsh & McLennan, Mr. Rapport was a Partner with Deloitte & Touche.
“On behalf of Marsh & McLennan, I want to thank Bob for his dedicated leadership and significant contributions to our firm for over three decades,” said Mr. McGivney.

About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The company’s more than 60,000 colleagues advise clients in over 130 countries. With annual revenue over $13 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

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